EXHIBIT 16



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

     We were previously the principal accountants for Jordan American Holdings, Inc. and, under the date of April 8, 2003, we reported on the financial statements of Jordan American Holdings, Inc. as of and for the years ended December 31, 2002 and 2001. We have read Jordan American Holdings, Inc.'s statements included under Item 4.01 of its Form 8-K/A dated May 19, 2005, and we agree with such statements. However, we are not in a position to either agree or disagree with Jordan American Holdings, Inc.'s statement that they have engaged new auditors.



                                      /s/ SPICER JEFFRIES LLP
                                      Greenwood Village, Colorado
                                      August 10, 2005